Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2011, relating to the consolidated financial statements of AsiaInfo-Linkage, Inc., its subsidiaries and its variable interest entities (collectively, the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of AsiaInfo-Linkage, Inc. for the year ended December 31, 2010.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People’s Republic of China
August 3, 2011